Exhibit 99.1 Letter Agreement between VMware, Inc. and Kevan Krysler

VMware, Inc.
3401 Hillview Avenue
Palo Alto, CA 94304
(877) 486-9273
www.vmware.com

June 6th, 2013

Kevan Krysler
[Address]

Dear Kevan,
We are pleased to offer you a position with VMware, Inc. (the “Company”) as Senior Vice President, Chief Accounting Officer, reporting to Jonathan Chadwick, Chief Financial Officer, Executive Vice President, commencing on a mutually agreed upon date to be determined.

Your annual salary of $425,000 will be paid semi-monthly in accordance with the Company's normal payroll procedures. The Company, in its sole discretion, may modify job titles, job duties, and managers from time to time as it deems necessary. As a full-time exempt employee you will be eligible to participate in the Company's benefit plans and programs, which may be amended from time to time.

BONUS: You will be eligible to participate in VMware's bonus program as it may be amended from time to time. You will be eligible for an annual target bonus opportunity of 50% of your eligible compensation. Pursuant to the terms and conditions set forth in VMware's bonus plan, any bonus for which you become eligible will be measured and funded on a semi-annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by management. Any bonus payment for your initial period of employment will be prorated based on your actual start date. VMware reserves the right to modify or discontinue your bonus opportunity at any time.

RSUs: A recommendation will be made to the Compensation and Corporate Governance Committee of VMware's Board of Directors (the “Committee”) that you be granted Restricted Stock Units (“RSUs”) as detailed below at a meeting of the Committee after your date of hire.   Any RSUs granted to you will be subject to the approval of the Committee and will be governed by the terms and conditions of the applicable grant agreement and the VMware 2007 Equity and Incentive Plan.  The details of the grant recommendation are as follows:

Restricted Stock Units
Your RSUs will have a target value of $2,000,000 (the “Target Value”).  The number of RSUs granted to you will be determined as follows: The Target Value divided by the average of the closing sale price per share of VMware Class A Common Stock for the 45 trading days ending on (and inclusive of) the last trading day of the month in which your employment commences.  Subject to the terms of the VMware 2007 Equity and Incentive Plan, these RSUs will vest over four years, with 37.5% of the RSUs vesting after 18 months, and the remaining shares vesting 12.5% semi-annually.

SIGN-ON BONUS: You are eligible to earn a sign-on bonus of $50,000, less applicable withholdings.  This amount will be paid within forty-five (45) days of your start date.  You will earn this sign-on bonus only if you remain employed with the Company for at least one (1) year from your start date.  If you voluntarily terminate your employment for any reason within one (1) year of your start date, you will not earn the sign-on bonus, and will be obligated to immediately return to the Company the full amount of your sign-on bonus.  By accepting this offer, you agree to promptly reimburse the Company for the full amount of your sign-on bonus if you do not earn it (as defined in this paragraph).

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

On or before your first day of employment you will be asked to submit verification of your legal right to work in the U.S. If you do not submit verification of your legal right to work in the U.S. by the third day after your first day of employment, the Company reserves the right to rescind this offer of employment.

Exhibit 99.1 Letter Agreement between VMware, Inc. and Kevan Krysler

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

By accepting this offer below and becoming an employee of VMware, you will be expected to comply with the Company's rules and regulations, including but not limited to the Company's Business Conduct Guidelines and VMware Employment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary and confidential information both during and after your employment at the Company.

This offer letter, along with the VMware Employment Agreement, which includes the Employment, Confidential Information, Invention Assignment Agreement; and Business Conduct Guidelines, contains all of the terms, promises, representations, and understandings between parties, and supersedes all other oral or written agreements or understandings between parties regarding these matters prior to the date hereof. By accepting this offer electronically below, you agree that you have received, read, understand and agree to comply with the enclosed VMware Employment Agreement, Business Conduct Guidelines, and Harassment Policy as a condition of your employment.

This offer is contingent upon the successful completion of the Company's background check and your verification of your legal right to work in the U.S. As a subsidiary of a US technology company, VMware is subject to certain restrictions on hiring nationals of the following countries: North Korea, Syria, Libya, Iran, Sudan, and Cuba. If you are a national of one of these countries, please contact the HR Shared Services Team at [email address].

Any modification or amendment of this offer letter must be in writing and signed by an officer of the Company and you. This offer expires three business (3) days from the date of this letter. To indicate your acceptance of the Company's offer, please sign below and return to me directly at [email address].

We are looking forward to having you join VMware. If you have any questions between now and your first day, please let me know.

Sincerely,

/s/ Valerie Reid

Valerie Reid
Operations Manager, HR Shared Services

Enclosures:
VMware Employment Agreement Final 04-05-12
Business Conduct Guidelines 01-2011
Harassment Policy 01-2008

*********************************************************************************************************************************
OFFER ACCEPTANCE:

/s/ Kevan Krysler                      June 16, 2013
(Candidate Signature)                (Date)

Anticipated Start Date: August 19, 2013